PROSPECTUS                 Amended Pricing Supplement No. 2728
Dated January 10, 1995     Dated January 25, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  January 25, 1996

Settlement Date (Original Issue Date):  January 30, 1996

Maturity Date:  January 29, 1999

Principal Amount (in Specified Currency): US Dollar

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.250%

Net Proceeds to Issuer:  US$14,962,500

Interest Rate Per Annum:  5.38%

Interest Payment Date(s):

  X March 15 and September 15 of each year, commencing on March 15, 1996 (with respect to the period from and including January 30, 1996 to but excluding March 15, 1996), and on the Maturity Date (with respect to the period from and including the preceding Interest Payment Date on September 15, 1998 to but excluding the Maturity Date).

  __  Other:

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                       (Fixed Rate Notes)
                                               Page 2
                       Amended Pricing Supplement No. 2728
                       Dated January 25, 1996
                       Rule 424(b)(3)-Registration Statement
                           No. 33-60723



Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  General

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Plan of Distribution:

  The Notes are being purchased by Goldman, Sachs & Co. (the
"Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.25% of the principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.